Exhibit 10.4

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) is entered into effective as of July 6, 2012 and sets forth the terms and conditions governing the consulting arrangement between John J. Mahoney (“Mr. Mahoney”) and Staples, Inc. (“Staples” or “Company”). Mr. Mahoney and Staples are hereinafter referred to collectively as “Parties”.

WHEREAS, Mr. Mahoney was employed by Staples as Vice Chairman through July 6, 2012, which was his last date of employment (the “Employment Dissolution Date”);

WHEREAS, the Company desires that Mr. Mahoney provide consulting services from the Employment Dissolution Date through March 6, 2013 to assist the Company with various matters; and

NOW THEREFORE, the Parties agree as follows:

1.    Change in Employment Relationship. Following the dissolution of the employment relationship between Mr. Mahoney and Staples, Mr. Mahoney will provide up to 20 hours per month of advisory services (the “Services”) to Staples as a consultant. The nature of the Services shall be as agreed upon between Mr. Mahoney and Staples' senior management team and are subject to change from time to time. As a consultant, the Parties agree that Mr. Mahoney is an independent contractor to Staples and this MOU is not intended to create or constitute a joint venture, partnership, agency or other formal business arrangement of any kind other than an independent contractor arrangement.

2.    Time Period of Agreement. Mr. Mahoney will provide the Services to Staples for a period of eight (8) months beginning July 7, 2012 and continuing until March 6, 2013 (the “Term”).

3.    Compensation. The Parties agree that Mr. Mahoney shall be compensated at a rate of thirty-seven thousand, five hundred dollars per month ($37,500.00) for a total compensation amount of three hundred thousand dollars ($300,000.00). Mr. Mahoney will not be eligible for any additional health or welfare benefits, including but not limited to health insurance, life insurance, short term or long term disability. Pursuant to the terms of Staples' Executive Officer Incentive Plan and Long Term Cash Incentive Plan (the “Cash Plans”), Mr. Mahoney shall be eligible for prorated awards under the Cash Plans for participation through the Employment Dissolution Date. Mr. Mahoney acknowledges that he will not receive any 2012 equity awards, which are typically granted annually in July.

4.    Payment of Compensation. Mr. Mahoney shall be paid monthly, and such payments will be made in arrears on the first business day of the month. The Parties agree that Staples is not responsible for the payment of payroll taxes or necessary state and federal deductions. Mr. Mahoney shall provide Staples with a completed Request for Taxpayer Identification and Certification Form W9 (“Form W9”) and will be responsible for any and all tax liabilities.

6.    Confidentiality. Mr. Mahoney acknowledges his ongoing obligations to protect Staples' Proprietary Information as set forth and defined in that certain Proprietary and Confidential Information Agreement dated September 9, 1996.

7.    Compliance with Laws. Mr. Mahoney shall obey and abide by all applicable federal, state, and local laws, regulations, or ordinances in connection with the Services. Mr. Mahoney represents and warrants that he will not buy or sell Staples' securities while in possession of Staples' material nonpublic information.

8.    Miscellaneous.

(a)    Failure of either party to enforce any of the provisions hereof shall not be construed as a waiver of such provision or of the right thereafter to enforce such provision. If any provision of this MOU shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

(b)    This MOU shall be interpreted in accordance with the substantive law, but not the choice of law rules, of the Commonwealth of Massachusetts. The parties agree to sole venue in the state or federal courts located in the Commonwealth of Massachusetts, and each party hereby consents to the jurisdiction of such courts over itself in any action relating to this MOU.

(c)    The rights granted to Staples hereunder shall be deemed to include all Affiliates of Staples and any successor in interest to Staples or the purchaser of all or substantially all of Staples' assets. For purposes of this MOU, the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

(d)    This MOU constitutes the entire agreement between the parties and shall supersede all prior offers, negotiations, exceptions and understandings, whether oral or written, between the parties hereto relating to the products and services called for hereunder. No modification of any provision of this MOU shall be binding upon Staples or Mr. Mahoney unless evidenced in writing and duly signed by both parties.

[signatures on next page]

STAPLES, INC.

Signature: /s/ Brian Light

Name: Brian Light
Title: EVP, Shared Services

Date: July 24, 2012

JOHN J. MAHONEY

Signature: /s/ John J. Mahoney

Date: July 19, 2012